Exhibit 2.7

STOCK PURCHASE AGREEMENT

by and among

Each of the persons and entities listed on Schedule A

as the Sellers,

BITCOIN DEPOT, INC.

as the Buyer

and

Simeon Harmon

as the Sellers’ Representative

Dated as of February 27, 2026

i

ii

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of February 27, 2026, is entered into among the stockholders of Kutt, Inc., a Delaware corporation (the “Company”) listed on Schedule A hereto (each a “Seller” and collectively the “Sellers”), Simeon Harmon as the Sellers’ representative (in such capacity, the “Sellers’ Representative”) and Bitcoin Depot Inc., a Delaware corporation (the “Buyer”, and together with the Company, the Sellers, and the Sellers’ Representative, each a ”Party”, and together, the “Parties”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Sellers own shares of capital stock of the Company, as set forth of Schedule A attached hereto, constituting all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in ARTICLE 2), Sellers are selling to Buyer, and Buyer is purchasing from Sellers, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), for the consideration specified in Section 1.2. The Shares shall be sold by Sellers shall be in the proportions set forth on Schedule A.

Section 1.2 Purchase Price. The aggregate purchase price for the Shares shall be Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Purchase Price”), paid as follows:

(a) Eight Hundred and Fifty Thousand Dollars ($850,000) in cash by wire transfer of immediately available funds in accordance with the Funds Flow Memorandum (the “Closing Payment”); and

(b) delivery of 651,786 newly issued shares (the “Buyer Stock”) of Class A Common Stock, par value $0.0001 per share of Buyer (“Class A Common”) to the Sellers.

ARTICLE 2

CLOSING

Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) is taking place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”). The Closing is being completed electronically.

Section 2.2 Closing Deliverables.

(a) At Closing, the Sellers are delivering to the Buyer the following:

(i) Share Certificates representing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock power or other instruments of transfer duly endorsed in blank;

(ii) employment agreement between each of Simeon Harmon and the Company (the “Harmon Employment Agreement”);

(iii) employment agreement between James Tice and the Company (the “Tice Employment Agreement”, collectively with the Harmon Employment Agreement, the “Employment Agreements”);

(iv) Subscription Agreement among the Sellers and Buyer, pursuant to which Buyer is issuing the Buyer Stock to Sellers (the “Subscription Agreement”), duly executed by each Seller;

(v) all approvals, notices and consents set forth on Section 2.2(a)(iii) of the Disclosure Schedules;

(vi) [reserved];

(vii) certificates of the secretary (or other officer, as applicable) of the Company certifying that attached thereto are true and complete copies of the Governing Documents of the Company, including any amendments or restatements thereof, and that such Governing Documents are in full force and effect;

(viii) a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, along with a duly executed notice to the Internal Revenue Service that meets the requirements of Treasury Regulations Section 1.897-2(h), in each case, dated as of the Closing Date;

(ix) a funds flow memorandum, containing the amounts to be paid at Closing and wire transfer instructions with respect to the accounts to which payments will be made at Closing (the “Funds Flow Memorandum”); such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b) At Closing, the Buyer is delivering the following:

(i) the Closing Payment by wire transfer of immediately available funds to the accounts designated in writing by the Sellers;

(ii) the Subscription Agreement, duly executed by Buyer;

(iii) the Buyer Shares, in uncertificated restricted book-entry form, free and clear of all Encumbrances (other than restrictions under applicable Law and as set forth in this Agreement), registered in the name of each applicable Seller on the books and records of, and in accounts maintained by, the Buyer’s transfer agent duly endorsed in blank or accompanied by stock power or other instruments of transfer duly endorsed in blank;

(iv) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to the Sellers, as may be required to give effect to the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Disclosure Schedules, Simeon Harmon represents and warrants to the Buyer that the statements contained in this ARTICLE 3 are true and correct as of the date hereof:

Section 3.1 Organization and Authority of the Company. The Company is a duly organized and validly existing corporation or other entity in good standing to the extent such concepts are recognized under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate (or similar entity) power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Section 3.1 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of assets of the Company or the operation of the business of the Company as currently conducted makes such licensing or qualification necessary.

Section 3.2 No Conflicts or Consents. Except as set forth on Section 3.2 of the Disclosure Schedules, the execution, delivery, and performance by the Sellers of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, bylaws, or other governing documents of the Company; (b) violate or conflict with any Law or Governmental Order applicable to the Company; (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit or Governmental Order; (d) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which the Company is a party or by which the Company is bound; (e) result in the creation or imposition of any Encumbrance on the Company or any of its assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 3.3 Financial Statements True, correct and complete copies of financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2023 and 2024 and the related statements of income for the years then ended (the “Annual Financial Statements”) and the financial statements consisting of the balance sheet for the Company as of December 31, 2025 and the related statements of income for the year-to-date 2026 (the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”) are included in Section 3.3 of the Disclosure Schedules. The Financial Statements have been prepared on a consistent basis throughout the period involved and fairly present the consolidated financial condition of the Company and the results of operations of the Company for the periods set forth therein. The balance sheet of the Company as of December 31, 2025, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company’s assets. The Company maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.4 Undisclosed Liabilities. The Company has no Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date or incurred since the Balance Sheet Date in the ordinary course of business consistent with the past practices of the Company and not material individually or collectively, and (b) those set forth on Section 3.4 of the Disclosure Schedules. The Closing Working Capital is not less than negative two hundred and fifty thousand dollars ($250,000).

Section 3.5 Absence of Certain Changes, Events, and Conditions. Except as set forth in Section 3.5 of the Disclosure Schedules, since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course of business in all material respects, consistent with past practice, and there has not been any:

(a) event, occurrence or development that was, is or reasonably expected to be, individually or in the aggregate, materially adverse to the business, results of operations, financial conditions or assets of the Company;

(b) declaration or payment of any dividends or distributions on or in respect of the Company’s capital stock or redemption, purchase or acquisition of the Company’s capital stock;

(c) material change in any method of financial accounting or financial accounting practice for the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e) entry into any Contract that would constitute a Material Contract;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(g) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet;

(h) cancellation of any debts or claims or amendment, termination or waiver of any material rights;

(i) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property;

(j) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any trade secrets included in the Intellectual Property assets;

(k) material damage, destruction or loss, or any material interruption in use, of any assets of the Company, whether or not covered by insurance;

(l) acceleration, termination, modification to or cancellation of any Material Contract or Permit;

(m) material capital expenditures;

(n) imposition of any Encumbrance upon any of the assets of the Company;

(o) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Company, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Company or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Company;

(p) hiring or promoting any person except in the ordinary course of business;

(q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Company, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a union, in each case whether written or oral, in each instance except in the ordinary course of business;

(r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Company;

(s) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t) purchase, lease or other acquisition of the right to own, use or lease any property or assets of the Company for an amount in excess of $20,000, individually (in the case of a lease, per annum) or $20,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business; or

(u) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.6 Material Contracts.

(a) Section 3.6(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.6(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 3.12(b) of the Disclosure Schedules, collectively, the “Material Contracts”).

(i) all Contracts involving aggregate consideration in excess of $20,000 annually;

(ii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(v) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;

(vi) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(vii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) all joint venture, partnership or similar Contracts;

(ix) all Contracts for the sale of any of the assets of the Company or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the assets of the Company;

(x) all powers of attorney;

(xi) all collective bargaining agreements or Contracts with any union;

(xii) all Contracts with any Affiliate, employee, independent contractor or consultant, and

(xiii) all other Contracts that are material to the Company not previously disclosed pursuant to this Section 3.6.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer. There are no material disputes pending or, to Sellers’ Knowledge, threatened under any Material Contract.

Section 3.7 Title to Assets. The Company has good and valid title to, or a valid leasehold interest in, all of its assets. All such assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 3.7 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Company;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Company, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company.

Section 3.8 Intentionally Omitted

Section 3.9 Accounts Receivable. The Accounts Receivable (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are collectible in full within 60 days after billing.

Section 3.10 Real Property. The Company does not own or lease any Real Property.

Section 3.11 Intellectual Property; Privacy.

(a) The Company exclusively owns all right, title and interest in and to or have the right to use pursuant to a written license agreement, all of the Intellectual Property assets used in or necessary for the conduct of its business as currently conducted, free and clear of all Encumbrances. Each of the Intellectual Property assets owned or used by the Company with respect to its business immediately prior to Closing will be owned or available for use by the Buyer and the Company on identical terms and conditions immediately on or after the Closing.

(b) Section 3.11(b) of the Disclosure Schedules sets forth a complete list of the following Intellectual Property assets: (i) issued patents and pending patent applications; (ii) registrations and applications for registration of any copyrights; (iii) a description of all internally developed proprietary software; and (iv) registrations and applications for registration of any trademarks and all unregistered trademarks. Except as set forth on Section 3.11(b) of the Disclosure Schedules, all Intellectual Property assets owned by the Company that have been issued by or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are subsisting, valid, and enforceable.

(c) Except as set forth on Section 3.11(c) of the Disclosure Schedules, (i) no written claim contesting the validity, enforceability, registrability, patentability, use or ownership of any Intellectual Property assets has been received by the Company and, to Sellers’ Knowledge, none is threatened; (ii) the Company has not infringed or misappropriated, and is not infringing or misappropriating, any Intellectual Property of any third-party; and (iii) the Company has not received any written notices of any infringement or misappropriation of any Intellectual Property of any third-party. To Sellers’ Knowledge, no third-party is infringing or misappropriating, has infringed or misappropriated, any Intellectual Property assets owned by the Company.

(d) The Company has taken commercially reasonable steps to protect the confidentiality of all trade secrets owned by the Company.

Section 3.12 Legal Proceedings. There are no claims or Actions pending or, to Sellers’ Knowledge, threatened against or by the Company (a) relating to or affecting the Company’s business or assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Seller’s Knowledge, no event has occurred or circumstances exists that may give rise to, or be used as a basis for, any claim or Action.

Section 3.13 Compliance with Laws. (a) the Company is (and has been at all times during the past 5 years) in compliance with all Laws, in all material respects; (b) within the past 5 years, the Company has not received any notice of or been charged with any material violation of any Laws; and (c) to Sellers’ Knowledge, the Company is not under investigation with respect to the violation of any Laws. No event has occurred and, to Sellers’ Knowledge, no fact or circumstance exits that could form the basis for any material violation of Laws.

Section 3.14 Taxes. Except as set forth on Section 3.14 of the Disclosure Schedules, the Company has timely filed all Tax Returns that it was required to file.

(a) All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and payable by the Company (whether or not shown or required to be shown on any Tax Return) have been paid. The Company is not currently a beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances, other than Permitted Encumbrances, on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. All required sales and use Taxes have been withheld from each payment made by Seller to any Person. All such Taxes have been paid to the proper Tax depositories or collecting authorities by the date hereof.

(c) The Company does not expect any taxing authority in a jurisdiction where the Company has filed Tax Returns to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any taxing authority in writing or (B) as to which Simeon Harmon has actual knowledge based upon personal contact with any agent of such taxing authority. Section 3.14 of the Disclosure Schedule lists all federal, state, local, and non-U.S. income Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since 2022.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time that has not expired with respect to a Tax assessment or deficiency.

(e) The Company has no obligation to make a payment that is not deductible under Code Section 280G. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (B) has no Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, or by contract (other than a contract the principal purpose of which is not Taxes).

(f) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting requested prior to the Closing for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(ii) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local, or non-U.S. income Tax law) entered into prior to the Closing;

(iii) Intercompany Transaction entered into prior to Closing or any Excess Loss Account in existence prior to Closing (or, in each case, any corresponding or similar provision or administrative rule of federal, state, local, or non-U.S. income Tax law);

(iv) installment sale or open transaction entered into prior to the Closing; or

(v) prepaid amount received prior to the Closing.

(g) The Company has neither distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(h) The Company is not and has not been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(2) and Treas. Reg. Section 1.6011-4(b)(2).

(i) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(j) The Company is not a party to any Action pending before any taxing authority.

(k) There are no Encumbrances for Taxes upon any of the assets of the Company nor, to Sellers’ Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the assets of the Company (other than for Permitted Encumbrances).

The representations and warranties contained in this Section 3.14 made with respect to the Pre-Closing Period and do not constitute a representation or warranty regarding the amount or availability of any Tax attribute of the Company for any Tax period (or portion thereof).

Section 3.15 Employment.

(a) Section 3.15(a) of the Disclosure Schedules contains a list of all Persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof; and (vii) classification as exempt or non-exempt under the Fair Labor Standards Act.

(b) As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation. The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including immigration Laws, Form I-9 requirements and any applicable mandatory E-Verify obligations, wage and hour Laws, worker’s compensation Laws and employment discrimination Laws. The Company has not made any verbal commitments to any officer, employee, former employee, manager consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance bonus or similar matters in connection with the transactions contemplated hereby or otherwise. The Company is not a party to any collective bargaining agreement, Contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees. The Company is not currently engaged in any negotiation with any trade union or employee organization. The Company has not misclassified any Person as (i) an independent contractor rather than as an employee, or (ii) an employee exempt from state, federal, provincial or other applicable overtime regulations. The Company has complied with the WARN Act and has no plans to undertake any action that may trigger the WARN Act prior to the Closing Date.

(c) Except as set forth in Section 3.15(c) of the Disclosure Schedules, there are no Actions against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed by or with any Governmental Authority in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 3.16 Benefits.

(a) Section 3.16 of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which the Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise (each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to the Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Except as set forth in Section 3.16(c) of the Disclosure Schedules, there is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the 5 years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(d) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

Section 3.17 Permits. The Company does not currently require, nor has it ever required, any Permits to lawfully operate its business as presently conducted or as previously conducted, except where the failure to obtain such Permits would not have a Material Adverse Effect

Section 3.18 Insurance. Section 3.18 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Company (collectively, the “Insurance Policies”); and (b) a list of all pending claims and the claims history for the Company since January 1, 2023. True, correct and complete copies of the Insurance Policies have been provided to Buyer. The policy limits of the Insurance Policies have not been materially eroded by payment of claims. There are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. The Company is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 3.19 Anti-Corruption. Neither the Company, nor, to Sellers’ Knowledge, any Person acting on the behalf of the Company, has at any time violated, or engaged in any activity, practice or conduct that would violate, any Anti-Corruption Law.

Section 3.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Company.

Section 3.21 Escheat and Unclaimed Property. The Company has no unpaid amounts due with respect to any escheat and unclaimed property Laws.

Section 3.22 No other Representations and Warranties. Except for the representations and warranties contained in this Article III neither Simeon Harmon nor the Company has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Simeon Harmon or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives and any information, documents or material delivered to Buyer, made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller, severally and not jointly, represents and warrants to the Buyer that the statements contained in this ARTICLE 4 are true and correct:

Section 4.1 Authorization; Execution and Validity.

(a) Such Seller has full right, power, capacity and authority to execute and deliver this Agreement, the Subscription Agreement and each of the Employment Agreements to be executed and delivered by such Seller, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b) This Agreement, the Subscription Agreement and each Employment Agreement constitute, and upon execution of the same, each Transaction Document will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.2 No Conflicts or Consents. Except as set forth on Section 4.2 of the Disclosure Schedules, the execution, delivery, and performance by such Seller of this Agreement and the other Transaction Documents to which any Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any Law or Governmental Order applicable to such Seller; (b) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit or Governmental Order; (c) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under any Contract or Permit to which the Seller is a party or by which the Seller is bound; (d) result in the creation or imposition of any Encumbrance on the Company’s assets or the Shares. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.3 Intentionally Omitted.

Section 4.4 Accredited Investor Status. Such Seller is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the acquisition and ownership of the Buyer Stock. Seller is acquiring the Buyer Stock for such Seller’s own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, and acknowledges that the Buyer Stock has not been registered under the Securities Act or any state securities Laws.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Buyer represent to the Sellers that the statements contained in this ARTICLE 5 are true and correct:

Section 5.1 Organization and Authority of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has full entity power and authority to enter into this Agreement and the other to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and any other agreements to which any Buyer is a party, the performance by the Buyer of its obligations hereunder and thereunder, and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement constitute legal, valid, and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms.

Section 5.2 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the charter or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 5.3 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Buyer.

Section 5.4 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.5 Intentionally Omitted.

Section 5.6 Legal Proceedings; Compliance with Law. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Buyer is in compliance in all material respects with all applicable Law, and Buyer has not received written notice of any investigation with respect to any alleged violation of any applicable Law.

Section 5.7 Shares of Buyer Stock.

(a) The shares of Buyer Stock to be issued and delivered to Seller in accordance with this Agreement have been duly authorized and, when so issued and delivered, will be validly issued, fully paid and non-assessable, free and clear of all Liens, except for restrictions under applicable federal and state securities Laws and this Agreement, and free of any outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute or any Contract to which Buyer is a party or by which Buyer or any of its assets is bound

(b) The Class A Common is listed on the NASDAQ Capital Market (the “Principal Trading Market”) under the symbol “BTM,” and Buyer has taken no action designed to, or which is reasonably likely to have the effect of, delisting the Class A Common from the Principal Trading Market, nor has Buyer received any notification that the SEC or the Principal Trading Market is contemplating terminating such listing. Buyer has not, in the 12 months preceding the date hereof, received written or oral notice from its Principal Trading Market or from the Financial Industry Regulatory Authority to the effect that Buyer is not in compliance with the listing or maintenance requirements of its Principal Trading Market. Buyer is in compliance in all material respects with the listing and maintenance requirements for continued trading of the Class A Common on the Principal Trading Market. The issuance and sale of the Buyer Stock under this Agreement does not contravene the rules and regulations of the Principal Trading Market, and no approval of the stockholders of Buyer thereunder is required for Buyer to issue and deliver the Buyer Stock to Seller.

Section 5.8 Solvency. Buyer, as of the date hereof (i) is able to pay its debts as they become due; (ii) owns property which has a fair saleable value greater than the amounts required to pay its debts as and when they become due (including a reasonable estimate of the amount of all contingent liabilities); and (iii) has adequate capital or access to adequate capital to carry on its businesses.

Section 5.9 SEC Reports. Since January 1, 2025, Buyer has filed or furnished all forms, reports and documents with the SEC that have been required to be filed by it under applicable Law (all such forms, reports and documents, together with all exhibits and schedules thereto, the “SEC Reports”). Each of the consolidated balance sheets included in or incorporated by reference into the SEC Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents, in all material respects, the consolidated financial position of Buyer and its Affiliates (or such entities as indicated in such statements) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Buyer and its Affiliates (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to: (i) such exceptions as may be permitted by Form 10-Q; and (ii) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing) or submission date, as the case may be: (i) each SEC Report complied as to form, in all material respects, with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, as amended, or any successor statute, rules or regulations thereto (“Sarbanes-Oxley Act”) and the Dodd-Frank Act of 2010, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date such SEC Report was filed; and (ii) each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No executive officer of Buyer has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report. Neither Buyer nor any of its representatives, has received notice from any governmental entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Except as previously disclosed in the SEC Reports, Buyer and each of its officers and directors, have been and are in compliance, in all material respects, with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market.

Notwithstanding anything to the contrary in this Agreement, this Section shall not apply to any disclosures contained in forward-looking statements, risk factor disclosures, projections, estimates or other information that is predictive or based on expectations or beliefs, to the extent such information is made in good faith and is accompanied by meaningful cautionary language.

Section 5. 10 Independent Investigation.

(a) Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose.

(b) Buyer acknowledges that (i) none of Seller, the Company, nor any other Person on behalf of Seller or the Company has made any representation or warranty, expressed or implied, as to the Company or the Shares, or the accuracy or completeness of any information regarding the Company or the Shares furnished or made available to Buyer and its Representatives, or any other matter related to the transactions contemplated herein, other than those representations and warranties expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules), (ii) in determining to enter into this Agreement, Buyer has not relied on any representation or warranty from Seller, the Company or any other Person on behalf of Seller or the Company, or upon the accuracy or completeness of any information regarding the regarding the Company or the Shares furnished or made available to Buyer and its Representatives, other than those representations and warranties expressly set forth in Article III of this Agreement (including the related portions of the Disclosure

Schedules), and (iii) none of Seller, the Company or any other Person acting on behalf of Seller or the Company shall have any liability to Buyer or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of the Company or the future business, operations, or affairs of the Company, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE 6

COVENANTS

Section 6.1 Confidentiality.

From and after the Closing, each Seller will, and will cause its Affiliates to, hold, and will use their commercially reasonable efforts to cause their Representatives to hold, in confidence and not to disclose any and all information, whether written or oral, concerning the Company, without the prior written consent of the Buyer, except to the extent that such Seller can show that such information is generally available to and known by the public through no fault of the Sellers, any of their Affiliates, or their respective Representatives. If a Seller or any of his or its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, they will promptly notify the Buyer in writing and will disclose only that portion of such information which is legally required to be disclosed, provided that the applicable Seller will, at the sole cost and expense of the Buyer, use reasonable commercially reasonable efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.2 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Subject to the remainder of this Section 6.2, Simeon Harmon (the “Restricted Parties”) acknowledge the competitive nature of the Company’s business and accordingly agree that for a period of 5 years, commencing on the Closing Date (the “Restricted Period”), except on behalf of the Buyer or its Affiliates, the Restricted Parties agree that he will not, and will not permit any of his Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in, or attempt to engage in or assist others in engaging in, the business of peer-to-peer sports and social betting (the “Restricted Business”) within the United States of America and its territories (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; (iii) recruit, solicit, cause, induce, or encourage, or attempt to recruit, solicit, cause, induce, or encourage, any actual or prospective client, customer, supplier, vendor, or licensor of the Company located in the Territory (including any existing or former client or customer of the Company and any Person that becomes a client or customer of the Company after the Closing), or any other Person who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship; or (iv) interfere with the Company’s relations with its actual or prospective clients, customers, suppliers, vendors, or licensors (including any existing or former client or customer of the

Company and any Person that becomes a client or customer of the Company after the Closing) or otherwise divert business of such Persons from the Company. Notwithstanding the foregoing, (a) a Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if none of them are a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Persons.

(b) For the Restricted Period, the Restricted Parties agree that he or it will not, and will not permit any of their Affiliates to, directly or indirectly, hire, engage, or solicit any Person who is or was employed in the Company or engaged by the Company as an independent contractor during the Restricted Period, or encourage any such employee or independent contractor to leave or terminate such employment or engagement or hire any such employee or independent contractor who has left such employment or engagement, except pursuant to a general solicitation which is not directed specifically to any such employees or independent contractors of the Company.

(c) Each Seller agrees and covenants that he or it will not at any time make, publish, or communicate to any Person or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Buyer or its Affiliates, or any of their employees, officers, or directors and their existing and prospective customers, suppliers, vendors, investors, and other associated third parties, now or in the future.

(d) The Sellers acknowledge that a breach or threatened breach of this Section 6.2 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by a Seller of any such obligations, the Buyer will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) The Sellers acknowledge that the restrictions contained in this Section 6.2 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in Section 6.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.3 Public Announcements. Unless required by Law (in which case each of the parties hereto agree to use reasonable efforts to consult with the other parties prior to any such disclosure as to the form and content of such disclosure) or as otherwise agreed in writing by Buyer and Sellers’ Representative, no press releases or other public releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of each of the Buyer and the Sellers’ Representative; provided that, without the consent of any other party hereto, (a) Buyer and its Affiliates may issue any press release or other release of information which do not disclose the economic terms hereof, (b) Buyer and its Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective direct or indirect equity holders on a confidential basis, and (c) Buyer, its existing or potential lenders and any of their respective representatives, may make public statements or announcements regarding this Agreement and the transactions contemplated hereby as may be necessary in connection with any debt financing being arranged for or on behalf of the Buyer or its Affiliates.

Section 6.4 Transfer Taxes; Proration of Taxes.

(a) Notwithstanding anything to the contrary herein, any Transfer Taxes incurred in connection with the transactions contemplated under this Agreement shall be shared equally by Buyer, on the one hand, and Sellers, on the other hand. The Party required under applicable Law to file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, fees and charges shall file such Tax Returns. The Parties will cooperate with each other and use their reasonable commercial efforts to minimize the Taxes attributable to the transactions contemplated by this Agreement, subject to all applicable Laws.

(b) With respect to any Straddle Period, for the amount of any Taxes for such Straddle Period will be allocated between the Pre-Closing Period and the Post-Closing Period by closing the books of the Company as of the Closing Time, except that (i) Tax items of a periodic nature, such as ad valorem, property taxes, depreciation allowances or similar Tax items calculated on an annual basis, will be allocated between the Buyer and the Sellers by apportioning a pro-rata portion of such Taxes to each day in the relevant Straddle Period included in the portion ending on day prior to the Closing Date and the number of days of such Straddle Period included in the portion beginning on the Closing Date, respectively, and (ii) the deductibility of the Transaction Expenses will be allocated to the Pre-Closing Period. The Sellers will be liable for (and shall reimburse Buyer to the extent that Buyer shall have been paid) the amount of such Taxes attributable to the portion of such Straddle Period ending on the day prior to the Closing Date to the extent not taken into account as part of the Closing Working Capital or Indebtedness or otherwise adequately reserved for in the Interim Financial Statements, and the Buyer will be liable for (and shall reimburse Seller to the extent Seller shall have paid) the amount of such Taxes that is attributable to such Straddle period beginning on the Closing Date. Appropriate settlement of such Taxes and other expense items will be made within 30 days after the amount of any such item is finally known.

Section 6.5 Tax Matters. For U.S. federal income Tax purposes, (a) Buyer is classified as a “C” corporation and is the parent of an Affiliated Group, and (b) upon consummation of the transactions contemplated under this Agreement, the taxable year of the Company will cease and the Company will join the Buyer’s Affiliated Group. Buyer and its Affiliates (including, after the Closing, the Company) shall not, without the prior written consent of the Sellers’ Representative: (v) make, change or revoke any Tax election (including under Code Section 336 or Code Section 338 with respect to the transactions contemplated by this Agreement) or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Period, (w) amend or otherwise modify any Tax Return with respect to any Pre-Closing Period, (x) make or initiate any voluntary contact with a taxing authority or enter into any voluntary disclosure agreement or similar agreement with any taxing authority with respect to any Tax Return or Taxes of the Company for any Pre-Closing Period, (y) file any Tax Return in a manner inconsistent with past practice or in any jurisdiction in which no such Tax Return had previously been filed, or (z) change any accounting method or adopt any convention that shifts taxable income from a Post-Closing Period to a Pre-Closing Period or shifts deductions or losses from a Pre-Closing Period to a Post-Closing Period, in each case, that could affect the Sellers’ liability for Taxes under this Agreement.

Section 6.6 Tax Contest. If the Buyer receives notice of a Tax Contest with respect to the Company which could reasonably be expected to cause the Sellers to have an indemnification obligation under Section 7.2(c), then the Buyer shall notify the Sellers in writing of such Tax Contest within 10 Business Days of receiving such notice. In the event of a Tax Contest described in this Section 6.6, the Sellers’ Representative (on behalf of the Sellers) shall have the right, but not the obligation, to control such Tax Contest with counsel of its choosing at the cost and expense of the Company; provided that if the Tax Contest may reasonably be expected to adversely affect Buyer’s future Tax liabilities (including but not limited through adjustments to Tax attributes, accounting methods, basis or carryforwards), Seller (a) shall consult in good faith with Buyer regarding the strategy, positions to be taken, and any proposed settlement or resolution and (b) take into good faith consideration with Buyer regarding the strategy, positions to be taken and any proposed settlement or resolution. Seller shall not settle, compromise, or otherwise resolve any such Tax Contest in a manner that would reasonably be expected to adversely affect Buyer’s future Tax liabilities without Buyer’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

Section 6.7 Tax Cooperation. The Sellers and the Buyer agree that they will:

(a) provide assistance to the other party as reasonably requested in preparing and filing Tax Returns and responding to Tax Contests;

(b) make available to the other party as reasonably requested all information, records, and documents relating to Taxes; and

(c) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return or for any Tax Contest or other examination or proceeding relating to Taxes. Such books and records will be retained until the expiration of the applicable statute of limitations (including extensions thereof).

Section 6.8 Registration of Buyer Stock. References to “Buyer Stock” in this Section 6.8 shall include any securities issued or issuable with respect thereto by way of stock dividend, stock split, combination, recapitalization or similar event.

(a) Buyer hereby agrees to use its commercially reasonable efforts to cause the Buyer Stock to be registered for resale under the Securities Act of 1933, on Form S-3 (or any successor form) as follows:

(i) Filing Obligation. Within ten (10) Business Days following the filing by Buyer of its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, Buyer shall prepare and file, or cause to be prepared and filed, with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3, registering the resale of the Buyer Stock (the “Resale Registration Statement”). In connection with such registration, Buyer shall also file a “Listing of Additional Shares Notification Form” (or equivalent form) as may be necessary or advisable in order to list the Buyer Stock with the NASDAQ Capital Market.

(ii) Effectiveness. Buyer shall use commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as reasonably practicable after filing.

(iii) Maintenance. If the Resale Registration is declared effective, Buyer shall use commercially reasonable efforts to keep the Resale Registration Statement continuously effective for such period as is reasonably necessary to permit the resale of the Buyer Stock thereunder in accordance with applicable law, but no longer than the earlier of (i) one (1) year after the filing thereof or (ii) such time as all Buyer Stock may be sold without volume or manner-of-sale restrictions under Rule 144.

(iv) Cooperation. Sellers shall reasonably cooperate with Buyer in connection with the preparation and filing of the Resale Registration Statement, including by timely providing such information regarding Sellers as may be reasonably requested for inclusion therein.

(v) Sale Restriction. Sellers acknowledge that the Buyer Stock has not been registered and is being sold to Sellers pursuant to a private placement exemption. As such, Sellers acknowledge and agree that the Buyer Stock constitutes “restricted securities” within the meaning of Rule 144 under the Securities Act, and that the Buyer Stock may not be offered, sold, pledged, transferred or otherwise disposed of absent registration under the Securities Act or an available exemption therefrom. Sellers shall not resell any of the Buyer Stock until such time as the Resale Registration Statement has become effective and only in such quantities as is permitted pursuant to the limitations set forth in the Subscription Agreement (provided that no such limitations shall restrict resales under Rule 144 or other available exemptions).

(b) Current and Periodic Reporting. Buyer shall use commercially reasonable efforts to comply in all material respects with its periodic reporting obligations under the Securities Exchange Act of 1934, as amended, for so long as it is subject to such reporting requirements; provided, however, that nothing herein shall obligate it to maintain its status as a reporting company or to ensure the availability of Rule 144 for the resale of any securities.

(c) Suspensions. Buyer may suspend use of the Resale Registration Statement for up to 45 consecutive days (or 90 days aggregate per year) upon notice to Sellers if Buyer determines in good faith that such suspension is necessary due to material non-public information or compliance requirements, with the maintenance period extended by the suspension duration.

(d) Legend Removal. Upon effectiveness of Rule 144 eligibility for any Seller, and at any such Seller’s written request to Buyer in connection with a bona fide proposed imminent resale permitted by this Agreement, Buyer shall promptly instruct its transfer agent to remove restrictive legends from such Seller’s Buyer Stock, subject to such Seller providing customary representations.

(e) Expenses. Buyer shall bear all expenses of the registration (excluding Sellers’ underwriting discounts and commissions, if any).

(f) Questionnaire Compliance. If a Seller fails to provide information or updates required for the Resale Registration Statement, Buyer may exclude such Seller’s Buyer Stock from the Resale Registration Statement upon five (5) business days’ prior written notice and opportunity to cure

ARTICLE 7

INDEMNIFICATION

Section 7.1 Survival. The representations and warranties contained in this Agreement will survive the Closing until the 2-year anniversary of the Closing Date; provided, however, the representations and warranties made pursuant to Section 3.1, Section 3.2(a) and (b), Section 4.1, Section 4.2, and Section 4.3 (the “Fundamental Representations”) will survive until the 60th day following the expiration of their respective appliable statute of limitations. All covenants and agreements of the parties contained herein will survive the Closing indefinitely or for the period explicitly specified therein. If written notice of a claim containing the information described in Section 7.4(a) with respect to such claim notices has been delivered to the Sellers prior to the expiration of the applicable survival period, then such claim will not thereafter be barred by the expiration of the relevant survival period and such claim will survive until such claim has been finally resolved in a manner provided herein. Notwithstanding anything to the contrary in this Agreement, including in this ARTICLE 7, nothing in this Agreement will prejudice or limit any claim for Fraud.

Section 7.2 Indemnification by the Restricted Parties. Subject to the other terms and conditions of this ARTICLE 7, the Restricted Parties will indemnify and defend the Buyer and each of their respective Affiliates and Representatives (collectively, the “Buyer Indemnitees” and each, a “Buyer Indemnitee”) against, and will hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of contained in ARTICLE 3 this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation pursuant to this Agreement that by its terms is to be performed by the Restricted Parties after the Closing Date.

(c) the matters referred to in Section 3.15(b) of the Disclosure Schedules (the “Schedule 3.15(b) Matters”).

Section 7.3 Indemnification by the Sellers. Subject to the other terms and conditions of this ARTICLE 7, each Seller, individually and not jointly and severally, will indemnify and defend the Buyer and Buyer Indemnitees against, and will hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, or with respect to any inaccuracy in or breach of any of the representations or warranties of such Seller contained in ARTICLE 4 of this Agreement.

Section 7.4 Indemnification by the Buyer. Subject to the other terms and conditions of this ARTICLE 7, the Buyer will indemnify and defend the Sellers and their respective Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and will hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation pursuant to this Agreement that by its terms is to be performed by Buyer after the Closing Date.

Section 7.5 Indemnification Procedures. Whenever any claim will arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) will promptly provide written notice of such claim to the other party (the “Indemnifying Party”); provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been actually prejudiced in any material way as a result of such failure.

(a) In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement (i) the Indemnified Party will give the applicable Indemnifying Party prompt written notice of any such claim setting forth therein in reasonable detail the facts and basis for such claim and the amount thereof (if known and reasonably quantifiable); provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been actually prejudiced in any material way as a result of such failure, including, but not limited to, to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure; and (ii) the Indemnifying Party will have the right to undertake the defense thereof by counsel chosen by it for so long as it conducts such defense with reasonable diligence and, subject to the limitations set forth in Section 7.5, acknowledges that it is liable for all indemnification costs related to such claim; provided, that if the Indemnifying Party assumes such defense, the applicable Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense; provided, further, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party will be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required; provided, further, that notwithstanding anything to the contrary contained herein, if any Seller is an Indemnifying Party, such Indemnifying Party will not have the right to undertake the defense of any claim that (1) a customer of the Company (2) seeks an injunction or other equitable relief against the Indemnified Party, or (3) alleges criminal conduct on behalf of the Indemnified Party, and, in each case, such Indemnifying Party will be liable for the reasonable fees and expenses of counsel to the Indemnified Party with respect to any such claim, in each and every case, subject to the limitations set forth in Section 7.5.

(b) Until the Indemnifying Party assumes the defense of a third-party claim, the Indemnified Party will (upon further written notice to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof (subject to Section 7.4(a)(ii)(B) above), and the Indemnified Party may not compromise or settle any such claim without the prior written consent of the Sellers’ Representative (which consent will not be unreasonably withheld, delayed or conditioned).

(c) Notwithstanding any provision in this ARTICLE 7 to the contrary, without the prior written consent of the applicable Indemnified Party, the Indemnifying Party will not admit any liability with respect to, or settle, compromise or discharge, any claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that (i) includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such claim or (ii) provides solely for monetary relief and the Indemnifying Party agrees in writing to pay any such amounts payable pursuant to such settlement or judgment and does not otherwise involve or purport to bind or limit the Indemnified Party. In addition, if the

Indemnifying Party will have assumed the defense of a claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, any such claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned), and the Indemnifying Party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an Indemnified Party without such prior written consent of the Indemnifying Party.

(d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a claim from a third-party being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”), the Indemnified Party will, as promptly as practicable after discovery of such Direct Claim, deliver written notice of such Direct Claim to the Indemnifying Party which notice shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The failure by any Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party hereunder, except to the extent that the Indemnifying Party will have been actually prejudiced in any material respect as a result of such failure including, but not limited to, to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.6 Certain Limitations.

(a) Seller Limitations. The Restricted Parties will not have any liability under Section 7.2(a) of this Agreement as a result of any inaccuracies in or breach of any representations and warranties of the Sellers until the aggregate amount of all Losses (or series of related Losses) sustained by the Buyer Indemnitees exceeds $50,000 (the “Threshold”), at which point the Restricted Parties will be liable for all Losses (or series of related Losses) in excess of the Threshold up to a maximum aggregate liability of $850,000 (the “Cap”). Notwithstanding the foregoing, the limitations set forth in this Section 7.6(a) will not apply to Losses based upon, arising out of, with respect to, or by reason of (i) any breach of a Fundamental Representation (ii) any instance of Fraud, or (iii) or the Schedule 3.15(b) Matters.

(b) Buyer Limitations. The Buyer will not have any liability under Section 7.4(a) of this Agreement as a result of any inaccuracies in or any breach of any representations and warranties of the Buyer contained in this Agreement (other than each Buyer Party’s Fundamental Representations and instances of criminal activity, bad faith, fraud, willful misconduct or intentional misrepresentation, in each case to which this Section 7.6(b) does not apply) until the aggregate amount of all Losses (or series of related Losses) sustained by the Seller Indemnitees exceeds the Threshold, at which point the Buyer will be liable for all Losses (or series of related Losses) in excess of the Threshold.

(c) Seller Individual Liability. Notwithstanding anything herein to the contrary, each Seller, and only such Seller, will be responsible for any breach by him or her of a representation and warranty contained in ARTICLE 4 and any breach or violation by him or her of Section 6.2 or Section 6.3.

(d) In no event shall Sellers be liable to Buyer for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(e) Buyer shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(f) Sellers shall not be liable under this Article VII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Company or Sellers contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Section 7.7 Exclusive Remedy. Other than the rights of the parties hereto pursuant to Section 8.14, the rights of parties hereto under this ARTICLE 7 shall be the exclusive remedy of the parties hereto with respect to claims based upon a breach or alleged breach of the representations, warranties, covenants, agreements and obligations contained herein or with respect to the transactions consummated pursuant hereto. In furtherance of the foregoing, except with respect to Section 8.14, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to pursue a claim of Fraud against a party hereto committing Fraud outside of the indemnification provisions set forth in this Article VII.

Section 7.8 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 7.8, the Indemnifying Party will satisfy its obligations by the later of (i) 15 Business Days of such agreement or final adjudication, or (ii) the date for payment of such obligation provided in such agreement or final adjudication, by wire transfer of immediately available funds in accordance with wire instructions provided by the Indemnified Party.

Section 7.9 Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement will be treated by the parties hereto as an adjustment to the Purchase Price for tax purposes, unless otherwise required pursuant to a “final determination” as defined in Section 1313 of the Code or applicable Law.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Entire Agreement; Amendment. This Agreement contains the entire agreement among the parties to this Agreement with respect to the transactions contemplated by this Agreement and may not be amended or modified, except by written instrument signed by the parties hereto. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.2 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

Section 8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 8.4 Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees from the other party, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and will be in addition to any other relief that may be awarded.

Section 8.5 Expenses. Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Sellers, on the other hand, will each pay their own expenses and costs (including all attorneys’ fees) in connection with the preparation and execution of this Agreement and the Transaction Documents, and consummation of the transactions described herein and therein.

Section 8.6 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns.

No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section 8.6 is void and of no effect; provided, however, that the Buyer may assign its rights and obligations under this Agreement without the consent of any Seller to (a) one or more Affiliates of the Buyer, (b) lenders of the Buyer as collateral security for borrowings on or following the Closing Date, or (c) to a subsequent Buyer of all or a substantial portion of the Buyer.

Section 8.7 Further Assurances. Each party hereto will cooperate reasonably with the other parties hereto in connection with any steps required to be taken as a part of such party’s obligations under this Agreement, and will (a) furnish upon request to each other party such further information, (b) execute and deliver to each other party, as applicable, such other documents, and (c) do such other acts and things, as may be reasonably necessary or appropriate to carry out the purposes and intent of this Agreement and the Transaction Documents.

Section 8.8 Execution of Agreement. This Agreement may be executed in two or more counterparts, each of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Agreement delivered by email of a PDF document or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.9 Waiver. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.10 Notices. All notices, claims, demands, and other communications hereunder will be in writing and will be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the 3rd day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 8.10):

If to the Buyer:

Bitcoin Depot Inc.

3343 Peachtree Road, NE, Suite 750

Atlanta, GA 30326

Attn: CEO

E-Mail: Scott@bitcoindepot.com

with a copy to (which will not constitute notice):

Wick Phillips Gould & Martin, LLP

3131 McKinney Avenue, Suite 500

Dallas, Texas 75204

Attention: Matt Zucker

E-mail: matt.zucker@wickphillips.com

If to the Sellers:

255 Jeter Rd.

Gilbert, SC 29054

Attention: Simeon Harmon

E-mail: simcharmon@gmail.com

with a copy to (which will not constitute notice):

Crowell and Moring LLP

Two Manhattan West,

375 9th Ave

New York, NY 10001

Attention: Matthew Moisan

E-mail:mmoisan@crowell.com

Section 8.11 Construction. Unless expressly provided to the contrary in this Agreement, this Agreement will be interpreted in accordance with the following: (a) terms defined in the singular will have a comparable meaning when used in the plural, and vice versa; (b) whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms; (c) as used in this Agreement, (i) the words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) the word “including,” and words of similar import, means “including, but not limited to” and “including, without limitation,” (iii) the terms “dollars” and “$” mean United States Dollars, the lawful currency of the United States of America, (iv) the word “will” will be construed to have the same meaning and effect as the word “will,” (v) the word “or” is not exclusive, (vi) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if” and (vii) references to a Person are also to its successors and permitted assigns; (d) references to “Articles,” “Sections,” “Schedules” or “Exhibits” means the Articles or Sections of, or the Schedules or Exhibits to, this Agreement, as the case may be, except as may be otherwise specified; (e) the Schedules and Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein; (f) all terms defined in this Agreement will have their defined meanings when used in any Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and (g) the parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 8.12 Consent to Jurisdiction; Waiver of Jury Trial. JURISDICTION. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL DISPUTE, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12. ANY PROCEEDING INSTITUTED, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT AND TRIED ONLY IN, FEDERAL AND STATE COURTS LOCATED IN WILMINGTON, DELAWARE, WHICH THE PARTIES AGREE HAS VENUE AND JURISDICTION OVER THEM AND IS A CONVENIENT FORUM.

Section 8.13 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the parties hereto, their successors or permitted assigns, and the Buyer Indemnitees and Seller Indemnitees as provided in ARTICLE 8, any rights, remedies, or liabilities under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.

Section 8.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter without proving actual damages and without posting a bond or other security, in addition to any other remedy to which they may be entitled, at law or in equity.

Section 8.1 Appointment of Sellers’ Representative.

(a) Each Seller hereby irrevocably constitutes and appoints Simeon Harmon (the “Seller Representative”) as such Seller’s true and lawful attorney in fact and agent and authorizes the Seller Representative to act for such Seller and in such Seller’s name, place and stead in any and all capacities under this Agreement and the Transaction Documents and to do and perform every act and thing required or permitted to be done by the Seller Representative in connection with this Agreement and the Transaction Documents. Each Seller grants to the Seller Representative full power and authority to do and perform each and every act and thing necessary or desirable to be done by such Seller in connection with the transactions contemplated by this Agreement and the Transaction Documents, hereby ratifying and confirming all the Seller Representative may lawfully do or cause to be done by virtue hereof. Each Seller acknowledges and agrees that, by executing this Agreement and without any further action by such Seller, such Seller hereby ratifies and approves any delivery by the Seller Representative of any waiver, amendment, agreement, opinion, certificate or other document contemplated hereby or by the Transaction Documents that is executed by the Seller Representative, and such Seller will be bound by such documents or action as fully as if such Seller had executed and delivered such documents. All decisions of the Seller Representative will be binding upon all of the Sellers, and no Seller will have the right to object, dissent, protest or otherwise contest the same.

(b) Upon the death, disability or incapacity of the Seller Representative appointed pursuant to Section 8.15(a), each Seller acknowledges and agrees that the Seller Representative’s executor, guardian or legal representative, as the case may be, will appoint a replacement reasonably believed by such person as capable of carrying out the duties and performing the obligations of the Seller Representative hereunder within 10 days after such death, disability or incapacity.

(c) Each Seller agrees that the Buyer and the Buyer Indemnitees will be entitled to deal exclusively with Seller Representative on all matters relating to this Agreement and to rely on any action taken by the Seller Representative, on behalf of the Seller, pursuant to this Section 8.15 (each, an “Authorized Action”), without any obligation to inquire of the Sellers, and that each Authorized Action will be binding on each Seller as fully as if such Seller had taken such Authorized Action. Each of the other parties hereto is expressly authorized to rely on the genuineness of the signature of the Seller Representative and, upon receipt of any writing which reasonably appears to have been signed by the Seller Representative, the other parties hereto may act upon the same without any further duty of inquiry as to the genuineness of the writing.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BUYER:

BITCOIN DEPOT, INC.

By:	/s/ Scott Buchanan
Name:	Scott Buchanan
Title:	Chief Executive Officer

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS’ REPRESENTATIVE:

/s/ Simeon Harmon
Simeon Harmon

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Simeon Harmon
Simeon Harmon

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

Lightning Capital Venture Fund I, LP

By:	Lightning Capital Management Group, LLC, its General Partner

/s/ Jock Percy
Jock Percy, General Partner

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Michael Harmon
Michael Harmon

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

Sprint Mode LLC (fka Optic Power LLC)

By:	Kutt, Inc., its Attorney-in-Fact pursuant to Section 4.2 of that certain Voting Agreement, dated January 5, 2024

/s/ Simeon Harmon
Simeon Harmon, President

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

None Of The Above Enterprises

/s/ Nicholas Sickler
Nicholas Sickler, Registered Agent

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Marcus Zurawski
Marcus Zurawski

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

Frame Payments Inc

/s/ Alaxic Smith
Alaxic Smith, Founder/CEO

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Thomas Loutrel
Thomas Loutrel

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Robert J. Nicewicz, Jr.
Robert J. Nicewicz, Jr.

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

Paper Street Strategies LLC

/s/ C. Colin Barnhart
C. Colin Barnhart, Treasurer

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Jonathan Robin
Jonathan Robin

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

Bypass Jon G Trust Established Under The DJW
Trust Dated October 8 2012

/s/ Windy Hung
Windy Hung, Trustee

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Americo Nardis
Americo Nardis

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

NSVG Kutt Holdings 1 LLC

/s/ Delano Saporu
Delano Saporu, Founder

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Marcello Regazzoli
Marcello Regazzoli

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

Faheem Rahman and Jenn Rahman

By:	/s/ Faheem Rahman
Faheem Rahman, Investor

By:	/s/ Jenn Rahman
Jenn Rahman, Investor

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Faye Sandow
Faye Sandow

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Patrick Gooding
Patrick Gooding

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Dash Wasserstein
Dash Wasserstein

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Richard Leahy
Richard Leahy

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Adam Preiss
Adam Preiss

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Gwendolyn Harmon
Gwendolyn Harmon

Signature Page Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Olabiyi Bolarinwa
Olabiyi Bolarinwa

Signature Page Stock Purchase Agreement

APPENDIX I

DEFINITIONS

“Accounts Payable” means any and all accounts, notes and other payables of the Company as of Closing arising out of the sale the Company as of the Closing arising out of the purchase or other acquisition of goods or services by the Company prior to the Closing.

“Accounts Receivable” of goods or services by the Company

“Action” and “Actions” means any action, audit, lawsuit, litigation, arbitration or other similar proceeding (in each case, whether civil, criminal or administrative) pending by or before any Governmental Authority.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Annual Financial Statements” has the meaning set forth in Section 3.3.

“Anti-Corruption Laws” means the US Foreign Corrupt Practices Act (FCPA) and any other applicable anti-corruption laws or regulations.

“Balance Sheet” has the meaning set forth in Section 3.3.

“Balance Sheet Date” has the meaning set forth in Section 3.3.

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Books and Records” means books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, dealer lists and contacts, telephone numbers and listings, guest lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any Governmental Authority, sales material and records, strategic plans and marketing, and promotional surveys, material, and research) which relate to, or are used or held for use by the Company.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Wilmington, Delaware are closed either under applicable Law or action of any Governmental Authority.

“Buyer” has the meaning set forth in Preamble.

“Buyer Indemnitee” and “Buyer Indemnitees” have the meanings set forth in Section 7.2.

i

“Cap” has the meaning set forth in Section 7.5(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Payment” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Time” means 12:01 AM Eastern Standard Time on the Closing Date.

“Closing Working Capital” means (i) the Current Assets of the Company, less (ii) the Current Liabilities of the Company, determined as of the Closing Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Current Assets” means (i) Accounts Receivable, (ii) Inventory and (iii) prepaid expenses (excluding pre-paid insurance expenses), but excluding (a) deferred Tax assets, (b) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates. Current Assets will be determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the financial statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end, but excluding cash and cash equivalents.

“Current Liabilities” means (i) Accounts Payable, (ii) accrued expenses, (iii) unearned income (deferred revenue), (iv) any Indebtedness assumed by the Buyer at the Closing, and (v) any unpaid Transaction Expenses and will exclude (a) income Tax amounts, (b) accrued dividends and distributions, (c) any amounts included in Indebtedness (not assumed by the Buyer) or paid Transaction Expenses, and (d) all inter-company amounts. Current Liabilities will be determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers concurrently with the execution and delivery of this Agreement.

“Employment Agreements” has the meaning set forth in Section 2.2(a)(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excess Loss Account” has the meaning set forth in Treas. Reg. Section 1.1502-19.

“Financial Statements” has the meaning set forth in Section 3.3.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty herein, made by such party, (a) with respect to Seller, to Seller’s Knowledge or (b) with respect to Buyer, to Buyer’s actual knowledge, of its falsity. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud and unfair dealings fraud.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America (as in effect prior to giving effect to the implementation of FASB’s ASC 842) as applied consistently with the past practices of the Sellers in the preparation of the Financial Statements.

“Governing Documents” means any organizational documents, including certificates of formation, operating agreements, bylaws, shareholder agreements, certificates of existence, and other similar organizational documents, as applicable.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority.

“Harmon Employment Agreement” has the meaning set forth in Section 2.2(a)(ii).

“Indebtedness” means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable; (ii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding Accounts Payable and other accrued current liabilities arising in the ordinary course of business); (iii) all obligations of the Company under leases required to be capitalized in accordance with GAAP; (iv) all obligations of the Company for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) any payroll Taxes the payment or withholding of which has been deferred under Section 2302 of the CARES Act, under IRS Notice 2020-65, or any other corresponding or similar provision of other Law with respect to Taxes; (vi) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Encumbrance on any property or asset of the Company (whether or not such obligation is assumed by the Company).

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the U.S. or anywhere else in the world: trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; copyrightable works, copyrights, whether registered or unregistered, claims of copyright, assignments of copyright, design rights, rights to mask works and database rights, including all applications and registrations related to the foregoing; trade secrets, confidential know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; patents, patent applications, patent disclosures, and patentable inventions; internet domain names and associated addresses and URLs and all content and data thereon or related thereto; and other intellectual property and related proprietary rights, interests and protections.

“Intercompany Transaction” has the meaning set forth in Treas. Reg. Section 1.1502-13

“Interim Financial Statements” has the meaning set forth in Section 3.3.

“Law” means any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority or the Principal Trading Market.

“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, including, any liability for Taxes.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP); (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 3.6.

“Multiemployer Plan” has the meaning set forth in Section 3.16.

“Parties” and “Party” have the meanings set forth in the Preamble.

“Permits” means any permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority by the Company.

“Permitted Encumbrances” has the meaning set forth in Section 3.7.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Period” means any taxable period or portion of a period that begins on or after the Closing Date.

“Pre-Closing Period” means any taxable period or portion of a period that ends on or before the day immediately preceding the Closing Date.

“Purchase Price” has the meaning set forth in Section 1.2.

“Real Property” means any real property held or used by the Company, whether owned or leased by the Company.

“Representatives” means any attorney, accountant, financial advisor or other similar professional retained by any Party.

“Resolution Period” has the meaning set forth in Section 2.3(c)(ii).

“Restricted Business” has the meaning set forth in Section 6.2(a).

“Restricted Period” has the meaning set forth in Section 6.2(a).

“Seller” and “Sellers” have the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.3.

“Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Simeon Harmon.

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Straddle Period” means any taxable period that begins before the Closing Time and ends on or after the Closing Date.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under former Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

v

“Tax Contest” means an audit, claim, dispute or controversy relating to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any taxing authority.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes together with any interest thereon, penalties, fines, fees, additions to Tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by this Agreement.

“Territory” has the meaning set forth in Section 6.2(a).

“Threshold” has the meaning set forth in Section 7.5(a).

“Tice Employment Agreement” has the meaning set forth in Section 2.2(a)(iii).

“Transaction Documents” this Agreement, the Employment Agreements, the Subscription Agreement and all other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing.

“Transaction Expenses” means all fees and expenses of the Sellers, the Company, and any Affiliate thereto at or prior to the Closing Date in connection with the preparation, negotiation, and execution of this Agreement and the Transaction Documents contemplated hereby and thereby, including, but not limited to (i) any fees and expenses related to obtaining any consent required in connection with the transactions contemplated by this Agreement and the Transaction Documents; (ii) any investment banking fees, financial advisory fees, brokerage fees, commissions, finder’s fees, attorneys’ fees and expenses, accountants’ fees and expenses or similar fees incurred by the Company, the Sellers , or any Affiliate thereto in connection with the transactions contemplated by this Agreement and the Transaction Documents; (iii) any obligation of the Company, Seller, or any Affiliate thereto, to pay any Person consideration in connection with the closing of the transactions contemplated by this Agreement under any incentive compensation plan, equity appreciation rights plan or agreement, employment agreement, deferred compensation plan or agreement, supplemental executive compensation agreement, phantom equity plan or agreement, sale, “stay-around,” “change-in-control,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants; and (iv) any employment and related Taxes imposed on the Company, Seller, or any Affiliate thereto in connection with the payment of any of the obligations pursuant to clause (iii) of the foregoing items.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

SCHEDULE A

SELLERS

[Intentionally omitted]

1